Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal Third Quarter 2025 Results

Oxford, CT – January 31, 2025 – RBC Bearings Incorporated (NYSE: RBC), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal 2025.

Third Quarter Financial Highlights

●	Net sales of $394.4 million increased 5.5% over last year; Aerospace/Defense segment up 10.7% and Industrial segment up 2.7%.

●	Gross margin of 44.3% compared to 42.3% last year.

●	Net income attributable to common stockholders increased 39.6% over last year, up 34.7% on an adjusted basis.

●	Diluted EPS was $1.82, a 30.9% increase over last year; Adjusted Diluted EPS was $2.34, a 26.5% increase over last year.

●	Free cash flow conversion of 127% vs 152% last year.

Three Month Financial Highlights

	Fiscal 2025		Fiscal 2024		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$394.4		$373.9		5.5%
Gross margin	$174.9	$174.9	$158.0	$158.0	10.6%	10.6%
Gross margin %	44.3%	44.3%	42.3%	42.3%
Operating income	$85.6	$85.7	$75.2	$75.4	13.7%	13.7%
Operating income %	21.7%	21.7%	20.1%	20.2%
Net income	$57.9	$74.0	$46.6	$60.0	24.4%	23.3%
Net income attributable to common stockholders	$56.9	$73.0	$40.8	$54.2	39.6%	34.7%
Diluted EPS	$1.82	$2.34	$1.39	$1.85	30.9%	26.5%

(1)	Results exclude items in reconciliation below.

Nine Month Financial Highlights

	Fiscal 2025		Fiscal 2024		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$1,198.6		$1,146.6		4.5%
Gross margin	$532.7	$532.7	$492.2	$492.5	8.2%	8.2%
Gross margin %	44.4%	44.4%	42.9%	43.0%
Operating income	$269.2	$269.8	$248.0	$249.1	8.5%	8.3%
Operating income %	22.5%	22.5%	21.6%	21.7%
Net income	$173.5	$226.9	$148.3	$196.6	17.1%	15.4%
Net income attributable to common stockholders	$161.1	$214.5	$131.0	$179.3	23.0%	19.6%
Diluted EPS	$5.38	$7.16	$4.49	$6.15	19.8%	16.4%

(1)	Results exclude items in reconciliation below.

“RBC delivered another quarter of strong operational performance with A&D segment sales up 10.7% year over year and Industrial segment sales up 2.7%,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “On the A&D side, sales trends were robust despite headwinds from a commercial aerospace OEM strike as broader demand for our production capacity remained strong and customers begin to prepare for an expected volume recovery as we move through calendar 2025. On the Industrial side, we delivered on our outlook for returning to growth in our fiscal third quarter fueled by a combination of organic growth initiatives, expected share gains, and continued favorable end market mix. Additionally, it was another great quarter for free cash flow conversion, coming in at 127%, and we used that cash to continue to de-leverage our balance sheet, with trailing net leverage finishing the quarter at 1.8x.”

Third Quarter Results

Net sales for the third quarter of fiscal 2025 were $394.4 million, an increase of 5.5% from $373.9 million in the third quarter of fiscal 2024. Net sales for the Industrial segment increased 2.7%, while net sales for the Aerospace/Defense segment increased 10.7%. Gross margin for the third quarter of fiscal 2025 was $174.9 million compared to $158.0 million for the same period last year.

SG&A for the third quarter of fiscal 2025 was $70.1 million, an increase of $6.2 million from $63.9 million for the same period last year. As a percentage of net sales, SG&A was 17.8% for the third quarter of fiscal 2025 compared to 17.1% for the same period last year.

Other operating expenses for the third quarter of fiscal 2025 totaled $19.2 million compared to $18.9 million for the same period last year. For the third quarter of fiscal 2025, other operating expenses consisted of $17.9 million of amortization of intangible assets, $0.1 million of restructuring costs, and $1.2 million of other items. For the third quarter of fiscal 2024, other operating expenses consisted of $17.7 million of amortization of intangible assets, $0.1 million of restructuring costs, and $1.1 million of other items.

Operating income for the third quarter of fiscal 2025 was $85.6 million compared to $75.2 million for the same period last year. On an adjusted basis, operating income was $85.7 million for the third quarter of fiscal 2025 compared to $75.4 million for the same period last year. Refer to the tables below for details on the adjustments made to operating income to arrive at adjusted operating income.

Interest expense, net, was $14.2 million for the third quarter of fiscal 2025 compared to $19.3 million for the same period last year. The decrease is primarily due to debt reduction efforts, comparatively lower interest rates and the interest hedging strategies we’ve executed with the use of derivative instruments.

Other non-operating expense/(income) was $(3.3) million for the third quarter of fiscal 2025 compared to $(0.9) million for the same period last year. The increase in other non-operating (income) was primarily due to a $4.0 million legal settlement received during the third quarter of fiscal 2025.

Income tax expense for the third quarter of fiscal 2025 was $16.8 million compared to $10.2 million for the same period last year. The effective income tax rate for the third quarter of fiscal 2025 was 22.5% compared to 18.1% for the same period last year.

Net income for the third quarter of fiscal 2025 was $57.9 million compared to $46.6 million for the same period last year. On an adjusted basis, net income was $74.0 million for the third quarter of fiscal 2025 compared to $60.0 million for the same period last year. Net income attributable to common stockholders for the third quarter of fiscal 2025 was $56.9 million compared to $40.8 million for the same period last year. On an adjusted basis, net income attributable to common stockholders for the third quarter of fiscal 2025 was $73.0 million compared to $54.2 million for the same period last year. Refer to the tables below for details on the adjustments made to net income and net income attributable to common stockholders to arrive at the adjusted numbers above.

Diluted EPS attributable to common stockholders for the third quarter of fiscal 2025 was $1.82 compared to $1.39 for the same period last year. On an adjusted basis, diluted EPS attributable to common stockholders was $2.34 for the third quarter of fiscal 2025 compared to $1.85 for the same period last year. Refer to the tables below for details on the adjustments made to EPS attributable to common stockholders to arrive at the adjusted numbers above.

Backlog as of December 28, 2024, was $896.5 million compared to $864.0 million as of September 28, 2024 and $770.7 million as of December 30, 2023.

Preferred Stock Conversion in Fiscal 2025

The Company’s 5.0% Series A preferred stock mandatorily converted to common stock on October 15, 2024, at which point the Company paid the final quarterly dividend on the preferred stock, which was approximately $5.7 million. Not paying preferred stock dividends in the future will lead to $23.0 million of annual cash savings in future periods.

The 4.6 million preferred shares issued converted to 2.0 million common shares.

Regarding the conversion’s impact on EPS, the conversion resulted in the numerator being reduced by approximately $1.0 million and the denominator being reduced by approximately 1.8 million shares for the calculation of diluted and adjusted diluted EPS for the third quarter of fiscal 2025.

Outlook for the Fourth Quarter Fiscal 2025

The Company expects net sales to be approximately $434.0 million to $444.0 million in the fourth quarter of fiscal 2025, compared to $413.7 million last year, a growth rate of 4.9% to 7.3%. Gross margin is expected to be in the range of 44.0% to 44.5% and SG&A as a percentage of net sales is expected to be in the range of 16.0% to 16.5%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, January 31, 2025, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13750626. Investors are advised to dial into the call at least ten minutes prior to the call to register. An audio replay of the call will be available from 2:00 p.m. ET on the day of the call and will remain available for two weeks following the call. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13750626.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Free Cash Flow Conversion

Free cash flow conversion measures our ability to convert operating profits into free cash flow and is calculated as free cash flow (cash provided by operating activities less capital expenditures) divided by net income.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, and other non-operational, non-cash or non-recurring losses. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of aerospace/defense and industrial market activity, future financial performance, our use of information technology systems, our disclosure controls and procedures and internal control over financial reporting, our debt level, our level of goodwill, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, increases in interest rates, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in millions, except per share data)

	Three Months Ended		Nine Months Ended
(Unaudited)	December 28,	December 30,	December 28,	December 30,
	2024	2023	2024	2023
Net sales	$394.4	$373.9	$1,198.6	$1,146.6
Cost of sales	219.5	215.9	665.9	654.4
Gross margin	174.9	158.0	532.7	492.2

Operating expenses:
Selling, general and administrative	70.1	63.9	207.2	189.1
Other, net	19.2	18.9	56.3	55.1
Total operating expenses	89.3	82.8	263.5	244.2

Operating income	85.6	75.2	269.2	248.0

Interest expense, net	14.2	19.3	47.0	59.9
Other non-operating (income)/expense	(3.3)	(0.9)	(1.8)	0.4
Income before income taxes	74.7	56.8	224.0	187.7
Provision for income taxes	16.8	10.2	50.5	39.4
Net income	57.9	46.6	173.5	148.3
Preferred stock dividends	1.0	5.8	12.4	17.3
Net income attributable to common stockholders	$56.9	$40.8	$161.1	$131.0

Net income per common share attributable to common stockholders:
Basic	$1.83	$1.41	$5.42	$4.53
Diluted	$1.82	$1.39	$5.38	$4.49

Weighted average common shares:
Basic	31,041,126	28,924,073	29,740,170	28,885,453
Diluted	31,222,623	29,204,570	29,953,883	29,153,469

Segment Data:

	Three Months Ended		Nine Months Ended
	December 28,	December 30,	December 28,	December 30,
Net External Sales:	2024	2023	2024	2023
Aerospace and defense segment	$143.2	$129.2	$435.5	$377.0
Industrial segment	251.2	244.7	763.1	769.6
Total net external sales	$394.4	$373.9	$1,198.6	$1,146.6

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 28,	December 30,	December 28,	December 30,
Adjusted Gross Margin:	2024	2023	2024	2023
Reported gross margin	$174.9	$158.0	$532.7	$492.2
Restructuring and consolidation	-	-	-	0.3
Adjusted gross margin	$174.9	$158.0	$532.7	$492.5

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 28,	December 30,	December 28,	December 30,
Adjusted Operating Income:	2024	2023	2024	2023
Reported operating income	$85.6	$75.2	$269.2	$248.0
Transaction and related costs	-	0.1	-	0.1
Restructuring and consolidation	0.1	0.1	0.6	1.0
Adjusted operating income	$85.7	$75.4	$269.8	$249.1

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Net Income to Adjusted Net	December 28,	December 30,	December 28,	December 30,
Income Attributable to Common Stockholders:	2024	2023	2024	2023
Reported net income	$57.9	$46.6	$173.5	$148.3
Transaction and related costs	-	0.1	-	0.1
Restructuring and consolidation	0.1	0.1	0.6	1.0
M&A related amortization	16.4	16.4	49.2	49.1
Stock compensation expense	7.2	4.2	20.3	13.3
Amortization of deferred finance fees	0.7	0.7	1.7	2.3
Pension settlement	-	(0.5)	-	(0.5)
Insurance proceeds received	-	(1.6)	-	(1.6)
Legal settlement	(4.0)	-	(4.0)	-
Tax impact of adjustments and other tax matters	(4.3)	(6.0)	(14.4)	(15.4)
Adjusted net income	$74.0	$60.0	$226.9	$196.6

Preferred stock dividends	1.0	5.8	12.4	17.3

Adjusted net income attributable to common stockholders	$73.0	$54.2	$214.5	$179.3

Adjusted net income per common share attributable to common stockholders:
Basic	$2.35	$1.87	$7.21	$6.21
Diluted	$2.34	$1.85	$7.16	$6.15

Weighted average common shares:
Basic	31,041,126	28,924,073	29,740,170	28,885,453
Diluted	31,222,623	29,204,570	29,953,883	29,153,469

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Net Income to	December 28,	December 30,	December 28,	December 30,
Adjusted EBITDA:	2024	2023	2024	2023
Reported net income	$57.9	$46.6	$173.5	$148.3
Interest expense, net	14.2	19.3	47.0	59.9
Provision for income taxes	16.8	10.2	50.5	39.4
Stock compensation expense	7.2	4.2	20.3	13.3
Depreciation and amortization	29.7	29.9	89.9	89.6
Other non-operating expense	0.7	1.2	2.2	2.5
Transaction and related costs	-	0.1	-	0.1
Restructuring and consolidation	0.1	0.1	0.6	1.0
Pension settlement	-	(0.5)	-	(0.5)
Insurance proceeds received	-	(1.6)	-	(1.6)
Legal settlement	(4.0)	-	(4.0)	-
Adjusted EBITDA	$122.6	$109.5	$380.0	$352.0

Consolidated Balance Sheets

(dollars in millions, except per share data)

	December 28,	March 30,
	2024	2024
Assets
Cash and cash equivalents	$60.6	$63.5
Accounts receivable, net of allowance for doubtful accounts	256.1	255.2
Inventory	656.9	622.8
Prepaid expenses and other current assets	29.7	24.0
Total current assets	1,003.3	965.5
Property, plant and equipment, net	357.7	361.0
Operating lease assets, net	46.4	41.4
Goodwill	1,871.6	1,874.9
Intangible assets, net	1,341.6	1,391.9
Other noncurrent assets	45.1	43.9
Total assets	$4,665.7	$4,678.6
Liabilities and Stockholders' Equity
Liabilities
Accounts payable	$130.1	$116.2
Accrued expenses and other current liabilities	152.9	167.3
Current operating lease liabilities	8.0	7.0
Current portion of long-term debt	1.7	3.8
Total current liabilities	292.7	294.3
Long-term debt, less current portion	999.7	1,188.1
Noncurrent operating lease liabilities	39.1	35.3
Deferred income taxes	270.9	284.2
Other noncurrent liabilities	124.1	124.8
Total liabilities	1,726.5	1,926.7

Stockholders' equity
Preferred stock, $.01 par value	-	0.0
Common stock, $.01 par value	0.3	0.3
Additional paid-in capital	1,666.7	1,625.2
Accumulated other comprehensive income/(loss)	(6.0)	0.7
Retained earnings	1,377.9	1,216.8
Treasury stock, at cost	(99.7)	(91.1)
Total stockholders' equity	2,939.2	2,751.9
Total liabilities and stockholders' equity	$4,665.7	$4,678.6

Consolidated Statements of Cash Flows

(dollars in millions)

	Nine Months Ended
(Unaudited)	December 28,	December 30,
	2024	2023
Cash flows from operating activities:
Net income	$173.5	$148.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89.9	89.6
Deferred income taxes	(13.4)	(10.8)
Amortization of deferred financing costs	1.7	2.3
Stock-based compensation	20.3	13.3
Noncash operating lease expense	4.6	5.1
Loss on disposition of assets	0.1	0.8
Consolidation, restructuring, and other noncash charges	-	0.6
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2.4)	13.0
Inventory	(36.2)	(36.0)
Prepaid expenses and other current assets	(4.9)	(4.8)
Other noncurrent assets	(2.1)	(4.1)
Accounts payable	14.1	(23.3)
Accrued expenses and other current liabilities	(19.2)	1.4
Other noncurrent liabilities	(1.6)	(0.2)
Net cash provided by operating activities	224.4	195.2

Cash flows from investing activities:
Capital expenditures	(35.6)	(23.7)
Proceeds from sale of assets	-	0.3
Acquisition of business/purchase price adjustments for acquisition	-	(19.3)
Net cash used in investing activities	(35.6)	(42.7)

Cash flows from financing activities:
Proceeds received from revolving credit facility	40.0	18.0
Repayments of revolving credit facilities	(60.4)	-
Repayments of term loans	(175.0)	(150.0)
Repayments of notes payable	(1.4)	(1.4)
Proceeds from mortgage	4.5	-
Principal payments on finance lease obligations	(3.2)	(2.5)
Preferred stock dividends paid	(17.2)	(17.3)
Exercise of stock options	30.0	13.8
Repurchase of common stock	(8.6)	(7.6)
Net cash used in financing activities	(191.3)	(147.0)

Effect of exchange rate changes on cash	(0.4)	0.7

Cash and cash equivalents:
Increase / (decrease) during the period	(2.9)	6.2
Cash and cash equivalents, at beginning of period	63.5	65.4
Cash and cash equivalents, at end of period	$60.6	$71.6

Supplemental disclosures of cash flow information:
Cash paid for:
Income taxes	$78.8	$55.2
Interest	48.3	63.2

FY2025 Q4 Outlook - Modeling Items:
Net sales	$434.0 - $444.0
Gross margin (as a percentage of net sales)	44.00% - 44.50%
SG&A (as a percentage of net sales)	16.00% - 16.50%

Contact:	Rob Moffatt

Director of Corporate Development & IR

investors@rbcbearings.com